Exhibit 4(h)


June 9, 2004

ASE, Inc.
7855 South River Parkway
Suite 106
Tempe, Arizona 85284


Attn: Attn: Jim Kelly, VP Marketing & Sales

Re: Consent to Assignment of the Immunity Agreement (the "Agreement", copy enclosed) between Motorola and ASE, Inc. dated 1/25/1994

Dear Attn: Jim Kelly, VP Marketing & Sales:

     Motorola, Inc. ("Motorola") has reorganized its Semiconductor Products Sector ("SPS") into a subsidiary of Motorola under the name Freescale Semiconductor, Inc. ("Freescale") as part of the process of effecting its previously announced separation from Motorola (the "Separation"). The SPS business is now being operated under Freescale and its affiliates. Motorola intends to distribute its ownership interest in Freescale to shareholders of Motorola in the form of a spin-off ("Spin-Off") by means of a special dividend. Completion of the Spin-Off is contingent upon the satisfaction or waiver of a variety of conditions. For more information on Freescale please visit: http://www.freescale.com.

     Freescale would like to continue business relationship under the Agreement. Accordingly, Motorola and Freescale respectfully request that you countersign this letter below, indicating your company's consent to the assignment of the Agreement from Motorola to Freescale, with Freescale assuming all of Motorola's rights, duties and obligations under the Agreement. All terms of the agreement currently in place remain the same, however, please note the following administrative changes:

o    Communications regarding the Agreement should now be addressed to:

     Freescale Semoconductor
     Lee Chastain, Business Law Director
     7700 W. Parmer Lane
     Mail Drop TX32, PL02
     Austin, Texas 78729

o    All other questions should be directed to Freescale General Counsel:

     Lee E. Chastain
     Business Law Director
     Freescale Semiconductor, Inc.
     7700 W. Parmer Lane
     Mail Drop TX32/PL02
     Austin, Texas 78729
     512-996-6827
     512-996-6853 (facsimile)
     lee.chastain@freescale.com

     Please have an authorized representative sign this letter where indicated below and return it via facsimile to the attention of Freescale Semiconductor General Counsel at 512-996-6853 within the next ten (10) business days. Please contact Freescale International General Counsel at 512-996-6827 with any questions. All parties to this letter agree that a signed, facsimile copy is equivalent to an original signed copy.



Sincerely,


MOTOROLA, INC.                         FREESCALE SEMICONDUCTOR, INC.

By: /s/ Jonathan P. Meyer              By: /s/ Lee E. Chastain
   --------------------------------       --------------------------------
   Name:  Jonathan P. Meyer               Name:  Lee E. Chastain
   Title: Assistant General Counsel       Title: Business Law Director


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


     I am an authorized representative of ASE, Inc. and acknowledge and agree with the terms of this letter agreement and hereby consent as described above.

     Acknowledged and agreed:

ASE, Inc,

By: /s/ John M. Nickelsen
   --------------------------------
   Name:  John M. Nickelsen
   Title: Vice President of Sales
   Date:  6/10/04